Exhibit 10.19

HEALTH MANAGEMENT ASSOCIATES, INC.

1996 AMENDED AND RESTATED

EXECUTIVE INCENTIVE COMPENSATION PLAN

AWARD NOTICE

Grantee:

Types of Award:	Deferred Stock Award

Number of Stock Units:

Date of Grant:

1.    Grant of Award.  This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Health Management Associates, Inc. (“Health Management”) hereby grants to you, under Health Management’s Amended and Restated 1996 Executive Incentive Compensation Plan (the “Plan”), an award of deferred stock for the Number of Stock Units set forth above (the “Deferred Stock Award”), on the terms and conditions set forth in this Award Notice and the Plan. The term “Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Health Management’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) solely for purposes of the Plan and this Award Notice. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available from Health Management’s Human Resources Department upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used and not defined in this Award Notice are defined in the Plan.

2.    Deferred Stock Award.  Subject to the terms set forth in this Award Notice and the Plan, the Number of Stock Units subject to this Deferred Stock Award will vest as follows:

(a) one-fourth of the Stock Units will vest on the first anniversary of the Date of Grant;

(b) an additional one-fourth of the Stock Units will vest on the second anniversary of the Date of Grant;

(c) an additional one-fourth of the Stock Units will vest on the third anniversary of the Date of Grant; and

(d) the remaining one-fourth of the Stock Units will vest on the fourth anniversary of the Date of Grant.

Except as otherwise expressly provided in Section 3, the vesting schedule set forth above requires continued service as a member of the Board of Directors of Health Management through the applicable vesting date as a condition to the vesting of the rights and benefits under this Award Notice.

3.    Effect of Certain Events.

(a)    Voluntary Termination of Association on or after Age 65.  In the event of (i) your voluntary termination of your association with Health Management on or after attaining the age of 65; or (ii) your voluntary decision not to stand for reelection to the Board on or after attaining the age of 65, in either case, prior to the complete vesting of this Deferred Stock Award, your Deferred Stock Award shall continue to vest as set forth in Section 2 and shall be paid as set forth in Section 4.

(b)    Death.  In the event of your death prior to the complete vesting of this Deferred Stock Award, your Deferred Stock Award shall immediately become 100 percent vested and shall be paid as set forth in Section 4.

(c)    Disability.  In the event of your Disability prior to the complete vesting of this Deferred Stock Award, your Deferred Stock Award shall immediately become 100 percent vested and shall be paid as set forth in Section 4. For purposes of this Award Notice, “Disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A of the Internal Revenue Code of 1986, as amended.

(d)    Change in Control.  Upon the occurrence of a Change in Control of Health Management that also qualifies as a change in the ownership or effective control of Health Management or a change in the ownership of a substantial portion of the assets of Health Management within the meaning of Treasury Regulation 1.409A-3(i)(5), your unvested Deferred Stock Award shall immediately become 100 percent vested and shall be paid as set forth in Section 4.

(e)    Other Termination of Association.  In the event of your termination of association with Health Management for any reason other than those set forth above in Sections 3(a), (b) or (c), any and all unvested and unpaid Stock Units underlying this Deferred Stock Award, including unvested dividends equivalents, will be forfeited and will not vest or be paid.

4.    Timing and Manner of Payment with Respect to Stock Units.  So long as the applicable portion of the total Deferred Stock Award has vested pursuant to Section 2, or vests in connection with the applicable event pursuant to Section 3, the vested Stock Units subject to this Award shall be paid on or as soon as administratively practical following the vesting date (and in all events not more than 90 days after such date). A vested Stock Unit shall be paid by Health Management by delivering to you a share of Common Stock (either by delivering one or more certificates for the shares deliverable with respect to vested Stock Units or by entering such shares in book entry form, as determined by Health Management in its discretion). Health Management’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition that you or any other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to Health Management any representations or other documents or assurances required pursuant to Section 10(a) of the Plan.

5.    Dividend and Voting Rights.

(a)    Limitations on Rights Associated with Units.  You have no rights as a stockholder of Health Management, no dividend rights (except as expressly provided in Section 5(b) with respect to dividend equivalents) and no voting rights with respect to the Stock Units or any shares of Common Stock underlying or issuable in respect of such Stock Units, until such shares of Common Stock are actually delivered to and held of record by you. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of delivery of such shares, except as expressly provided in Section 5(b) of this Award Notice.

(b)    Dividend Equivalent Distributions.  As of any date that Health Management pays a dividend on its Common Stock, Health Management shall credit you with an amount equal to (i) the per-share value of the dividend paid by Health Management on its Common Stock on such date, multiplied by (ii) the total number of unvested Stock Units (with such total number adjusted pursuant to Section 10(c) of the Plan) subject to this Deferred Stock Award as of the related dividend payment record date. Any amount credited pursuant to the foregoing provisions of this Section 5(b) shall be payable to the Participant (without interest), subject to the same vesting, timing of payment and other terms, conditions and restrictions as the original Stock Units to which such amount relates. No crediting of dividend equivalents shall be made pursuant to this Section 5(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 3 or Section 4 or terminated pursuant to Section 3(e).

6.    Miscellaneous.

(a)    Plan Controls.  This Deferred Stock Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

(b)    Amendment.  Except as otherwise provided by the Plan, Health Management may only alter, amend or terminate this Deferred Stock Award with your consent.

(c)    Limits on Transferability.  This Deferred Stock Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or assigned or transferred other than by will or the laws of descent and distribution or to a Beneficiary upon your death. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Deferred Stock Award or any right or privilege conferred thereby contrary to the provisions of this Award Notice and the Plan, or upon the sale or levy or attachment or similar process upon the rights and privileges conferred thereby, this Deferred Stock Award shall immediately become null and void.

(d)    Restrictions on Issuance of Shares.  If at any time Health Management determines that the listing, registration or qualification of the shares of Common Stock underlying this Deferred Stock Award on any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested shares of Common Stock subject to this Deferred Stock Award, such issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to Health Management.

(e)    No Service Commitment by Health Management.  Nothing contained in this Award Notice or the Plan constitutes an employment or service commitment by Health Management, confers upon you any right to remain employed by or in service to Health Management, interferes in any way with the right of Health Management at any time to terminate such employment or service, or affects the right of Health Management to increase or decrease your other compensation.

(f)    Severability.  If any provision of this Award Notice shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Award Notice or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Award Notice shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Award Notice, and if the making of any payment in full or the provision of any other benefit required under this Award Notice in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Award Notice.

(g)    Waiver.  Any party’s failure to insist on compliance or enforcement of any provision of this Award Notice shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Award Notice.

(h)    Rights of Health Management and Subsidiaries.  This Award Notice does not affect the right of Health Management or any of its subsidiaries to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

(i)    Rules of Construction.  The headings given to the Sections of this Award Notice are solely as a convenience to facilitate reference, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

(j)    Governing Law.  This Award Notice will be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

(k)    Section 409A.  This Deferred Stock Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and shall be administered and interpreted consistent with such intention.

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ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that: (a) this Award Notice and the Plan set forth the entire understanding between him or her and Health Management regarding this Deferred Stock Award granted by this Award Notice; and, (b) this Award Notice and the Plan supersede all prior oral and written agreements on that subject.

Dated:

Signature

Name (printed)

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